UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM SD
Specialized Disclosure Report
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MASIMO CORPORATION
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-33642	33-0368882
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

52 Discovery Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Bilal Muhsin
(949) 297-7000
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

Section 1	Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report
A copy of Masimo’s Conflict Minerals Report for the calendar year ended December 31, 2024 is filed herewith as Exhibit 1.01 and is also available on Masimo’s website at: https://investor.masimo.com/governance/governance-documents/default.aspx*

Item 1.02	Exhibit
Masimo has filed, as an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01.

Section 3	Exhibits

Item 3.01	Exhibits

Exhibit Number	Description of Document
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

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*    The reference to Masimo’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD or the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

MASIMO CORPORATION a Delaware corporation

Date: May 27, 2025	By:	/s/ BILAL MUHSIN
Bilal Muhsin
Chief Operating Officer